Exhibit 23

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements File Nos. 333-52953, 333-83823, 333-82775, 333-35950, 333-60903 and 333-88142 of Metro-Goldwyn-Mayer Inc. of our report dated February 4, 2004, with respect to the consolidated financial statements and schedules of Metro-Goldwyn-Mayer Inc. included in this Form 10-K for the year ended December 31, 2003.

ERNST & YOUNG LLP

Los Angeles, California

February 20, 2004